                                                                                      Press Release

HARRINGTON WEST FINANCIAL GROUP, INC. ANNOUNCES APPOINTMENT OF KERRY K. STEELE, CHIEF FINANCIAL OFFICER

January 16, 2006

Solvang, California - Harrington West Financial Group, Inc. (Nasdaq: HWFG), the holding company for Los Padres Bank, FSB and its division Harrington Bank, announced today that Ms. Kerry K. Steele, Senior Vice President, has been appointed Chief Financial Officer of the Company and the Bank. She assumes the position from Mr. William (“Butch”) Phillips, the Company’s and Bank’s President and Chief Operating Officer, who re-assumed the role of Chief Financial Officer in June, 2004 after the resignation of Mr. Sean Callow, who decided to pursue investments in self storage facilities.

Ms. Steele has served Los Padres Bank since February 2004 in a variety of capacities including Controller and Principal Accounting Officer. Ms. Steele is a certified public accountant and was formerly the Director of Corporate Accounting for World Minerals, Inc., at the time a fortune 500 subsidiary of Alleghany Corporation. Ms. Steele was also previously employed by KPMG, LLP, where she received her training in public accounting.

Craig J. Cerny, Chairman and CEO of Harrington West, stated: “We are extremely pleased to announce the promotion of Kerry to Chief Financial Officer. Kerry has been instrumental in upgrading our financial accounting and budgeting systems, adding quality accounting personnel, and improving the efficiency of the accounting division. She brings a wealth of financial and accounting knowledge and expertise to the position. On behalf of the Board and Shareholders, we congratulate Kerry on her promotion.”

Harrington West Financial Group, Inc. is a $1.1 billion financial institution holding company for Los Padres Bank and its division Harrington Bank. It operates sixteen full service banking operations on the central coast of California, Scottsdale Arizona, and the Kansas City metro. It also owns Harrington Wealth Management Company, a trust and investment management company with $175 million in assets under management or custody.

# # #